Exhibit 99.5

November 26, 2018

Dear George:

Reference is made to that certain Agreement dated as of August 9, 2018 between Third Point LLC and George Strawbridge, Jr. (the “Agreement”). The undersigned parties acknowledge that concurrently with the execution of this letter agreement, such parties and the other parties named therein are entering into a Support Agreement with Campbell Soup Company. As a result, the undersigned parties agree that, effective on the date hereof, the Agreement shall be terminated in all respects, subject only to the express provisions thereof that survive such termination. Without limiting the foregoing, the parties acknowledge and agree that, effective on the date hereof, any “group” pursuant to Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, that may have been formed in connection with the execution of the Agreement is hereby terminated.

Sincerely,

Third Point LLC

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

Acknowledged and agreed as of the date first written above

/s/ George Strawbridge, Jr.
Name: George Strawbridge, Jr.